Exhibit 99.01

NuStar Energy L.P. Reports Solid Third Quarter of 2021 Results

Completes Sale of Eastern U.S. Terminals; Proceeds Improve Leverage with Year-end Debt-to-EBITDA Ratio Target Below 4.0 Times

Expects to Self-fund all Spending from Internally Generated Cash Flows for 2021, 2022 and Beyond

Reports Comparable Quarter-Over-Quarter Results

Refined Product Systems Maintain 105 Percent of Pre-Pandemic Run Rate

Permian Crude System Volumes Hit Record-Breaking Average of 502,000 Barrels Per Day/On Track to Exit 2021 at Around 514,000 Barrels Per Day

2021 Full-Year Outlook Higher Than Previous Expectations

Sustainability Report Released

SAN ANTONIO, November 4, 2021 - NuStar Energy L.P. (NYSE: NS) today announced solid third quarter of 2021 results fueled by strong throughputs on its refined products and crude oil pipelines.

“In the third quarter, we completed the $250 million sale of our Eastern U.S. terminal facilities to Sunoco LP, which made it possible for us to execute on our plan to optimize our business and strengthen our balance sheet by deploying the sales proceeds to lower our leverage and focus 100 percent of our resources on our core asset footprint. As a result, we are now targeting a year-end debt metric below 4.0 times. We also continue to expect to self-fund all of our spending from our internally generated cash flows in 2021, 2022 and beyond,” said NuStar President and CEO Brad Barron.

“We are pleased to see the pieces of our plan coming into place and our ongoing core business performing solidly with a comparable, and in some cases, better quarter-over-quarter performance, despite the lingering effects of the pandemic on the global economy and the non-cash charges associated with the asset sale.”

Barron noted the quarter’s results include a $130 million non-cash charge related to the sale of its Eastern U.S. terminal assets and a $59 million non-cash impairment charge on a portion of NuStar’s Houston 12-inch pipeline, as well as a $9 million cash gain from insurance proceeds to rebuild tanks at its Selby terminal. As a result of the non-cash charges, NuStar reported a net loss of $125 million for the third quarter of 2021, or $1.48 net loss per unit, compared to a net loss of $97 million, or a $1.22 net loss per unit, for the third quarter of 2020, which was negatively impacted by a pandemic-related non-operational charge.

Excluding the effects of the non-cash charges, adjusted net income was $55 million for the third quarter of 2021, or $0.16 per unit, compared to adjusted net income of $45 million, or $0.08 per unit, for the third quarter of 2020.

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) were $177 million for the third quarter of 2021, comparable to the third quarter of 2020 adjusted EBITDA of $180 million and up five percent over the pre-pandemic third quarter of 2019.

Distributable cash flow (DCF) available to common limited partners was $92 million for the third quarter of 2021, up $8 million, or 10 percent, compared to $84 million of adjusted DCF in the third quarter of

2020. The distribution coverage ratio to common limited partners was 2.10 times for the third quarter of 2021 and 2.05 times for the nine months ended September 30, 2021.

“We are pleased with the strong, stable results our business generated in the third quarter, as the world has continued to bounce back from the pandemic. And we are expecting our full-year 2021 results to demonstrate, once again, the strength and resilience of our assets, our employees and our business,” said Barron.

Refined Product Demand Maintains Resilience with 105 Percent of Pre-Pandemic Run Rate

“In the third quarter, we continued to see solid, steady refined product demand in the markets we serve, maintaining a strong 105 percent of pre-pandemic demand, which is on pace with the second quarter of this year,” said Barron. “Our third quarter refined product throughputs were up 16 percent over the third quarter of 2020 and up eight percent over the pre-pandemic third quarter of 2019.

“We continue to expect our refined products systems to perform at or above 100 percent of our pre-pandemic run-rate for the remainder of 2021.”

Permian Crude System Hits Record-Breaking Volumes

Barron continued, “Steady recovery in refined product demand has also continued to stoke a rebound in U.S. refiners’ demand for crude, which has contributed to higher throughputs for our crude pipelines in the third quarter, which are up 11 percent over the second quarter of 2021 and the third quarter of 2020.

“Thanks once again to our Permian Crude System’s premier ‘core of the core’ location, lowest producer costs and highest product quality, we have seen strong volume improvement. In the third quarter, our Permian system’s volumes grew to a record-breaking average of 502,000 barrels per day, up 12 percent over the second quarter of 2021; up 19 percent over the third quarter of 2020; and up 11 percent over the peak first quarter 2020 pre-COVID quarterly average.

“We are now forecasting we will exit 2021 at around 514,000 barrels per day, which is up from the 500,000 barrels per day we forecasted in the second quarter. Looking back to the beginning of 2021, we are even more encouraged by the fact that our Permian system is up an impressive nine percent from the 470,000 barrels per day we expected back in February.”

West Coast Renewable Fuels Network Continues to Handle Impressive Share of California’s Market

Barron also reiterated the importance of NuStar’s West Coast Renewable Fuels Network, which plays an integral role in facilitating the low-carbon renewable fuels that significantly reduce emissions from transportation.

“NuStar currently handles an impressive share of California’s renewable fuels. According to the latest available data from the state of California, for the second quarter of 2021 NuStar handled about seven percent of California’s total biodiesel volumes; over 20 percent of the state’s ethanol; and close to 30 percent of its renewable diesel volumes, which does not yet include the growing proportion of renewable jet fuel volumes that we handle in the region.

“We expect NuStar’s leadership in the low-carbon fuel transition, in California and across the West Coast, to continue to grow as we complete our planned tank conversion projects, and we plan to continue to develop projects to expand our renewable fuel logistics services as low-carbon fuel legislative mandates proliferate and customer demand increases,” said Barron.

Exciting Opportunities for Utilization of Ammonia System

Barron mentioned that throughput on NuStar’s Ammonia System was up 39 percent over the third quarter of 2020. Barron said NuStar is working to increase its Ammonia System’s utilization even more through low-spend, high-return projects to connect and extend the system to new and current customers.

“These projects would supply ammonia for current applications, like the fertilizer that augments U.S. food production, as well as corn for ethanol production, across the Midwest, as well as provide safe, efficient transportation for hydrogen to power fuel-cell vehicles.

“We look forward to providing more details on these projects to increase our Ammonia System’s utilization and profitability at multiple locations on our 2,000-mile system,” Barron added.

2021 Full-Year Outlook

NuStar CFO Tom Shoaf said after taking into account the Eastern U.S. terminals sale, NuStar expects its 2021 adjusted EBITDA to be in the range of $685 to $715 million, which is slightly higher than previous expectations.

“We also expect to spend $140 to $160 million on strategic capital and $35 to $45 million on reliability capital in 2021.

“Based on these projections, we continue to target our year-end debt-to-EBITDA ratio to be below 4.0 times. And we will be achieving these solid results while generating internal cash flows to meet all of our spending needs,” said Shoaf.

Sustainability Report Released

Barron closed by discussing NuStar’s newly posted sustainability report, which can be found on the company’s website.

“You will see in our recently posted sustainability report that our record demonstrates our commitment to sustainability.

“While traditional sources of energy, like the petroleum products we transport and store, will continue to be an important part of our energy supply, both in the U.S. and across the globe, for many decades to come, we are working to assure NuStar is instrumental in emerging energy opportunities that lower emissions and generate solid returns,” said Barron.

Conference Call Details

A conference call with management is scheduled for 10:00 a.m. CT today, November 4, 2021. The partnership plans to discuss the third quarter 2021 earnings results, which will be released earlier that day. Investors interested in listening to the discussion may dial toll-free 844/889-7787, passcode 9989773. International callers may access the discussion by dialing 661/378-9931, passcode 9989773. The partnership intends to have a playback available following the discussion, which may be accessed by dialing toll-free 855/859-2056, passcode 9989773. International callers may access the playback by dialing 404/537-3406, passcode 9989773. The playback will be available until 12:00 p.m. CT on December 4, 2021.

Investors interested in listening to the live discussion or a replay via the internet may access the discussion directly at https://edge.media-server.com/mmc/p/qiscvwwz or by logging on to NuStar Energy L.P.’s website at www.nustarenergy.com.

NuStar Energy L.P., a publicly traded master limited partnership based in San Antonio, Texas, is one of the largest independent liquids terminal and pipeline operators in the nation. NuStar currently has approximately 10,000 miles of pipeline and 64 terminal and storage facilities that store and distribute crude oil, refined products, renewable fuels, ammonia and specialty liquids. The partnership’s combined system has approximately 57 million barrels of storage capacity, and NuStar has operations in the United States, Canada and Mexico. For more information, visit NuStar Energy L.P.’s website at www.nustarenergy.com and its Sustainability page at www.nustarenergy.com/Sustainability.

Cautionary Statement Regarding Forward-Looking Statements
This press release includes, and the related conference call will include, forward-looking statements regarding future events and expectations, such as NuStar’s future performance, plans and expenditures. All forward-looking statements are based on NuStar’s beliefs as well as assumptions made by and information currently available to NuStar. These statements reflect NuStar’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in NuStar Energy L.P.’s 2020 annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Actual results may differ materially from those described in the forward-looking statements. Except as required by law, NuStar does not intend, or undertake any obligation, to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information
(Unaudited, Thousands of Dollars, Except Unit, Per Unit and Ratio Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Statement of Income Data:
Revenues:
Service revenues	$296,473	$295,621	$869,144	$896,518
Product sales	115,872	66,970	331,940	198,404
Total revenues	412,345	362,591	1,201,084	1,094,922
Costs and expenses:
Costs associated with service revenues:
Operating expenses	100,143	95,528	287,923	296,788
Depreciation and amortization expense	66,126	70,480	203,508	207,755
Total costs associated with service revenues	166,269	166,008	491,431	504,543
Costs associated with product sales	107,047	63,977	300,801	182,103
Asset impairment losses	154,908	—	154,908	—
Goodwill impairment losses	34,060	—	34,060	225,000
General and administrative expenses	27,365	25,457	79,334	72,128
Other depreciation and amortization expense	1,881	2,105	5,841	6,462
Total costs and expenses	491,530	257,547	1,066,375	990,236
Operating (loss) income	(79,185)	105,044	134,709	104,686
Interest expense, net	(53,513)	(64,165)	(162,211)	(171,158)
Loss on extinguishment of debt	—	(137,904)	—	(141,746)
Other income (expense), net	8,450	(1,398)	11,744	(5,671)
Loss before income tax expense (benefit)	(124,248)	(98,423)	(15,758)	(213,889)
Income tax expense (benefit)	685	(1,783)	3,535	626
Net loss	$(124,933)	$(96,640)	$(19,293)	$(214,515)

Basic and diluted net loss per common unit	$(1.48)	$(1.22)	$(1.18)	$(2.96)
Basic and diluted weighted-average common units outstanding	109,532,381	109,195,358	109,522,849	109,096,190

Other Data (Note 1):
Adjusted net income	$54,663	$45,227	$160,303	$156,194
Adjusted net income per common unit	$0.16	$0.08	$0.46	$0.44
EBITDA	$(2,728)	$38,327	$355,802	$171,486
Adjusted EBITDA	$176,868	$180,194	$535,398	$542,195
DCF	$92,067	$(53,950)	$269,987	$130,860
Adjusted DCF	$92,067	$83,954	$269,987	$272,606
Distribution coverage ratio	2.10x	n/a	2.05x	1.00x
Adjusted distribution coverage ratio	2.10x	1.92x	2.05x	2.08x

	For the Four Quarters Ended September 30,
	2021	2020
Consolidated Debt Coverage Ratio	4.10x	4.13x

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Barrel Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Pipeline:
Crude oil pipelines throughput (barrels/day)	1,374,909	1,235,176	1,241,152	1,276,834
Refined products and ammonia pipelines throughput (barrels/day)	599,423	516,295	572,040	521,118
Total throughput (barrels/day)	1,974,332	1,751,471	1,813,192	1,797,952

Throughput and other revenues	$196,207	$176,210	$558,341	$537,999
Operating expenses	51,303	47,121	147,762	147,466
Depreciation and amortization expense	45,506	45,268	135,290	132,655
Asset impairment loss	59,197	—	59,197	—
Goodwill impairment loss	—	—	—	225,000
Segment operating income	$40,201	$83,821	$216,092	$32,878
Storage:
Throughput (barrels/day)	462,094	466,229	416,288	497,634

Throughput terminal revenues	$30,771	$29,260	$90,708	$100,182
Storage terminal revenues	77,371	93,175	245,256	264,877
Total revenues	108,142	122,435	335,964	365,059
Operating expenses	48,840	48,407	140,161	149,322
Depreciation and amortization expense	20,620	25,212	68,218	75,100
Asset impairment loss	95,711	—	95,711	—
Goodwill impairment loss	34,060	—	34,060	—
Segment operating (loss) income	$(91,089)	$48,816	$(2,186)	$140,637
Fuels Marketing:
Product sales	$107,996	$63,946	$306,790	$191,873
Cost of goods	106,478	63,161	300,944	180,230
Gross margin	1,518	785	5,846	11,643
Operating expenses	569	816	(132)	1,882
Segment operating income (loss)	$949	$(31)	$5,978	$9,761
Consolidation and Intersegment Eliminations:
Revenues	$—	$—	$(11)	$(9)
Cost of goods	—	—	(11)	(9)
Total	$—	$—	$—	$—
Consolidated Information:
Revenues	$412,345	$362,591	$1,201,084	$1,094,922
Costs associated with service revenues:
Operating expenses	100,143	95,528	287,923	296,788
Depreciation and amortization expense	66,126	70,480	203,508	207,755
Total costs associated with service revenues	166,269	166,008	491,431	504,543
Cost of product sales	107,047	63,977	300,801	182,103
Asset impairment losses	154,908	—	154,908	—
Goodwill impairment losses	34,060	—	34,060	225,000
Segment operating (loss) income	(49,939)	132,606	219,884	183,276
General and administrative expenses	27,365	25,457	79,334	72,128
Other depreciation and amortization expense	1,881	2,105	5,841	6,462
Consolidated operating (loss) income	$(79,185)	$105,044	$134,709	$104,686

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Ratio Data)
Note 1: NuStar Energy L.P. utilizes financial measures, such as earnings before interest, taxes, depreciation and amortization (EBITDA), distributable cash flow (DCF) and distribution coverage ratio, which are not defined in U.S. generally accepted accounting principles (GAAP). Management believes these financial measures provide useful information to investors and other external users of our financial information because (i) they provide additional information about the operating performance of the partnership’s assets and the cash the business is generating, (ii) investors and other external users of our financial statements benefit from having access to the same financial measures being utilized by management and our board of directors when making financial, operational, compensation and planning decisions and (iii) they highlight the impact of significant transactions. We may also adjust these measures to enhance the comparability of our performance across periods.
Our board of directors and management use EBITDA and/or DCF when assessing the following: (i) the performance of our assets, (ii) the viability of potential projects, (iii) our ability to fund distributions, (iv) our ability to fund capital expenditures and (v) our ability to service debt. In addition, our board of directors uses EBITDA, DCF and a distribution coverage ratio, which is calculated based on DCF, as some of the factors in its compensation determinations. DCF is a financial indicator used by the master limited partnership (MLP) investment community to compare partnership performance. DCF is used by the MLP investment community, in part, because the value of a partnership unit is partially based on its yield, and its yield is based on the cash distributions a partnership can pay its unitholders.
None of these financial measures are presented as an alternative to net income (loss). They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with GAAP.
Included in the tables below are the following items: In the the third quarter of 2021, we recorded a non-cash asset impairment loss of $95.7 million and a non-cash goodwill impairment loss of $34.1 million associated with our Eastern U.S. Terminal Operations, which were sold in October 2021 and classified as held for sale as of September 30, 2021, a non-cash asset impairment loss of $59.2 million related to our Houston pipeline and a gain from insurance recoveries of $9.4 million related to damage caused by a fire in 2019 at our Selby terminal. In the second and third quarters of 2020, we recognized losses on extinguishment of debt of $3.8 million and $137.9 million, respectively, mainly related to the repayment of our $750.0 million unsecured term loan credit agreement on September 16, 2020. In the first quarter of 2020, we recorded a non-cash goodwill impairment loss of $225.0 million related to our crude oil pipelines reporting unit.
The following is a reconciliation of net loss to EBITDA, DCF and distribution coverage ratio.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net loss	$(124,933)	$(96,640)	$(19,293)	$(214,515)
Interest expense, net	53,513	64,165	162,211	171,158
Income tax expense (benefit)	685	(1,783)	3,535	626
Depreciation and amortization expense	68,007	72,585	209,349	214,217
EBITDA	(2,728)	38,327	355,802	171,486
Interest expense, net	(53,513)	(64,165)	(162,211)	(171,158)
Reliability capital expenditures	(10,806)	(7,279)	(28,238)	(18,330)
Income tax (expense) benefit	(685)	1,783	(3,535)	(626)
Long-term incentive equity awards (a)	2,730	2,416	8,737	6,402
Preferred unit distributions	(31,889)	(31,888)	(95,663)	(92,995)
Asset impairment losses	154,908	—	154,908	—
Goodwill impairment losses	34,060	—	34,060	225,000
Other items	(10)	6,856	6,127	11,081
DCF	$92,067	$(53,950)	$269,987	$130,860

Distributions applicable to common limited partners	$43,814	$43,678	$131,462	$131,086
Distribution coverage ratio (b)	2.10x	n/a	2.05x	1.00x
(a)We intend to satisfy the vestings of these equity-based awards with the issuance of our common units. As such, the expenses related to these awards are considered non-cash and added back to DCF. Certain awards include distribution equivalent rights (DERs). Payments made in connection with DERs are deducted from DCF.
(b)Distribution coverage ratio is calculated by dividing DCF by distributions applicable to common limited partners.

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Ratio Data)
The following is the reconciliation for the calculation of our Consolidated Debt Coverage Ratio, as defined in our revolving credit agreement (the Revolving Credit Agreement).

	For the Four Quarters Ended September 30,		Projected for the Year Ended December 31, 2021
	2021	2020
Operating income	$239,125	$228,742	$ 225,000 - 245,000
Depreciation and amortization expense	280,233	284,846	270,000 - 278,000
Asset impairment losses	154,908	—	155,000
Goodwill impairment losses	34,060	225,000	34,000
Equity awards (a)	13,842	12,424	12,000 - 15,000
Other	5,814	12,727	(13,000) - (3,000)
Consolidated EBITDA, as defined in the Revolving Credit Agreement	$727,982	$763,739	$ 683,000 - 724,000

Total consolidated debt	$3,387,240	$3,585,140	$ 3,100,000 - 3,300,000
NuStar Logistics' floating rate subordinated notes	(402,500)	(402,500)	(402,500)
Available Cash Netting Amount, as defined in the Revolving Credit Agreement	—	(30,494)	—
Consolidated Debt, as defined in the Revolving Credit Agreement	$2,984,740	$3,152,146	$ 2,697,500 - 2,897,500

Consolidated Debt Coverage Ratio (Consolidated Debt to Consolidated EBITDA)	4.10x	4.13x	3.95x - 4.0x
(a)This adjustment represents the non-cash expense related to the vestings of equity-based awards with the issuance of our common units.

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Per Unit and Ratio Data)
The following are reconciliations of net loss / net loss per common unit to adjusted net income / adjusted net income per common unit.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021		2021
Net loss / net loss per common unit	$(124,933)	$(1.48)	$(19,293)	$(1.18)
Asset impairment losses	154,908	1.41	154,908	1.41
Goodwill impairment loss	34,060	0.31	34,060	0.31
Gain from insurance recoveries	(9,372)	(0.08)	(9,372)	(0.08)
Adjusted net income / adjusted net income per common unit	$54,663	$0.16	$160,303	$0.46

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020		2020
Net loss / net loss per common unit	$(96,640)	$(1.22)	$(214,515)	$(2.96)
Goodwill impairment loss	—	—	225,000	2.06
Loss on extinguishment of debt	137,904	1.26	141,746	1.30
Other	3,963	0.04	3,963	0.04
Adjusted net income / adjusted net income per common unit	$45,227	$0.08	$156,194	$0.44

The following is a reconciliation of EBITDA to adjusted EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
EBITDA	$(2,728)	$38,327	$355,802	$171,486
Asset impairment losses	154,908	—	154,908	—
Goodwill impairment losses	34,060	—	34,060	225,000
Loss on extinguishment of debt	—	137,904	—	141,746
Gain from insurance recoveries	(9,372)	—	(9,372)	—
Other	—	3,963	—	3,963
Adjusted EBITDA	$176,868	$180,194	$535,398	$542,195

The following is a reconciliation of DCF to adjusted DCF and adjusted distribution coverage ratio.

	Three Months Ended	Nine Months Ended
	September 30, 2020
DCF	$(53,950)	$130,860
Loss on extinguishment of debt	137,904	141,746
Adjusted DCF	$83,954	$272,606

Distributions applicable to common limited partners	$43,678	$131,086
Adjusted distribution coverage ratio (a)	1.92x	2.08x
(a)Adjusted distribution coverage ratio is calculated by dividing adjusted DCF by distributions applicable to common limited partners.

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars)
The following is a reconciliation of net income to EBITDA and adjusted EBITDA.

Projected for the Year Ended December 31, 2021
Net income	$ 23,000 - 32,000
Interest expense, net	210,000 - 220,000
Income tax expense	2,000 - 5,000
Depreciation and amortization expense	270,000 - 278,000
EBITDA	505,000 - 535,000
Asset impairment losses	155,000
Goodwill impairment loss	34,000
Gain from insurance recoveries	(9,000)
Adjusted EBITDA	$ 685,000 - 715,000

The following is a reconciliation of net income to EBITDA and adjusted EBITDA.

Three Months Ended September 30, 2019

Net income	$47,811
Interest expense, net	46,902
Income tax expense	1,090
Depreciation and amortization expense	68,548
EBITDA	164,351
Other	3,942
Adjusted EBITDA	$168,293